Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations and Treasurer
(405) 225-4846

SONIC REPORTS YEAR-END 2010 RESULTS

OKLAHOMA CITY (October 19, 2010) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for the fourth quarter and fiscal year ended August 31, 2010. Key aspects of the company’s fourth quarter report included:

•	Net income per diluted share totaled $0.08 versus net income per diluted share of $0.28 in the year-earlier quarter;

•	Excluding special items, net income per diluted share was $0.23 in the fourth quarter of 2010 versus $0.29 in the same period last year (see reconciliation later in this release);

•	System-wide same-store sales declined 6.4% during the fourth quarter, with same-store sales declining 6.4% at franchise drive-ins and 6.1% at company-owned drive-ins; and

•	Franchise drive-in openings totaled 24 for the quarter versus 40 in the same period last year.

“The fourth quarter offered some signs that our initiatives are gaining traction,” said Clifford Hudson, Chairman and Chief Executive Officer. “One positive indicator was the sales performance of our company-owned drive-ins. After lagging franchise drive-ins significantly for almost three years, our company-owned drive-ins closed much of the gap in same-store sales in the third quarter and pulled slightly ahead of franchise drive-ins in the fourth quarter. In the near term, improvements in sales and margins at company-owned drive-ins can have the largest potential impact on Sonic’s earnings and stockholder value, so we are pleased to see ongoing progress in this area of our business.

“In addition, since the beginning of September both franchise and company-owned drive-ins have seen improving same-store sales trends,” Hudson continued. “We are encouraged by this development.”

Hudson added, “The initiatives we introduced in 2009 and 2010 are re-emphasizing the qualities that make Sonic distinctive – high-quality products, new product news and service differentiation with skating carhops. Backed by new messaging and an innovative media allocation strategy, we expect these initiatives will continue to contribute to improved system-wide same-store sales performance in fiscal 2011.”

Income Statement Overview

For the fourth quarter ended August 31, 2010, revenues declined 10% to $155.1 million from $171.8 million in the year-earlier period. Net income for the fourth quarter of fiscal 2010 was $4.7 million or $0.08 per diluted share versus $16.9 million or $0.28 per diluted share in the year-earlier quarter.

During the fourth quarter of fiscal 2010, the company recognized an impairment charge of $15.0 million ($9.8 million after-tax), primarily comprised of a write down to fair value of company-owned drive-ins. In the prior-year period, the company recognized gains of $2.0 million ($1.4 million after-tax) from refranchising company-owned drive-ins, which was offset by a $3.3 million ($2.0 million after-tax) impairment charge. Excluding these special items, net income and net income per diluted share for the fourth quarter declined 17% and 21%, respectively.

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SONIC Reports Year-End 2010 Results

October 19, 2010

The non-GAAP adjustments outlined below are intended to supplement the presentation of the company’s financial results in accordance with GAAP. The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Quarter Ended August 31, 2010			Quarter Ended August 31, 2009		Year-Over-Year Percent Change
	Net Income	Diluted EPS		Net Income	Diluted EPS	Net Income	Diluted EPS
Reported - GAAP	$4,655	$0.08		$16,887	$0.28	-72%	-71%
After-tax impact of:
Refranchising (gain) loss	—	—		(1,382)	(0.02)	—	—
Impairment provision	9,837	0.16		2,013	0.03	—	—

Adjusted - Non-GAAP	$14,492	$0.23	*	$17,518	$0.29	-17%	-21%

*	The difference in the total adjusted EPS and the individual adjustments reflects rounding.

For the fiscal year, revenues declined 22% to $550.9 million from $706.3 million in the prior year. The majority of the decline in revenues was attributable to the company’s refranchising initiative, which resulted in more than 200 company-owned drive-ins being refranchised during the latter half of fiscal 2009. Net income was $21.2 million or $0.34 per diluted share for fiscal 2010 compared with $49.4 million or $0.81 per diluted share for fiscal 2009.

In fiscal 2010, the company recorded a tax benefit of $1.8 million associated with the company’s stock option exchange program that was completed in the third quarter of fiscal 2010, losses of $0.8 million ($0.5 million after-tax) from refranchising company-owned drive-ins, and impairment charges of $15.2 million ($9.7 million after-tax). In fiscal 2009, the company recorded refranchising gains totaling $12.5 million ($8.1 million after-tax) and a gain on debt extinguishment of $6.4 million ($3.9 million after-tax), which were partially offset by impairment charges totaling $11.2 million ($6.9 million after-tax). Excluding these special items, net income and net income per diluted share for fiscal 2010 declined 32% and 33%, respectively.

	Fiscal Year Ended August 31, 2010		Fiscal Year Ended August 31, 2009		Year-Over-Year Percent Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported - GAAP	$21,209	$0.34	$49,442	$0.81	-57%	-58%
After-tax impact of:
Refranchising (gain) loss	492	0.01	(8,096)	(0.13)	—	—
Impairment provision	9,776	0.16	6,871	0.10	—	—
Tax benefit of stock option exchange program	(1,751)	(0.03)	—	—
Debt extinguishment (gain) loss	202	—	(3,928)	(0.06)

Adjusted - Non-GAAP	$29,928	$0.48	$44,289	$0.72	-32%	-33%

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SONIC Reports Year-End 2010 Results

October 19, 2010

Same-Store Sales

For the fourth fiscal quarter ended August 31, 2010, system-wide same-store sales declined 6.4% versus a decrease of 4.5% for the same quarter last year and reflected 6.4% lower same-store sales at franchise drive-ins and 6.1% lower same-store sales at company-owned drive-ins. For fiscal 2010, system-wide same-store sales declined 7.8% versus a decrease of 4.3% in the prior-year period. The decline in system-wide same-store sales for fiscal 2010 reflected 7.6% lower same-store sales at franchise drive-ins and an 8.8% decline at company-owned drive-ins.

Concluding Comments

“Clearly, recent consumer sentiment measures underscore the continuation of a challenging operating environment,” Hudson added. “Still, we expect improving same-store sales in fiscal 2011 as our sales-building initiatives improve traffic. These initiatives, which emphasize the surprise-and-delight Sonic experience, a strong focus on customer service and high-quality and distinctive products, lay the groundwork for growth in the years ahead.”

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

A listen-only simulcast of Sonic’s fourth quarter conference call will begin today at approximately 4:00 p.m. Central Time and can be accessed at the company’s web site. An on-demand replay, using the same link, will be available at approximately 7:00 p.m. Central Time today and will continue until November 19, 2010.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company-owned drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales. System information includes both company-owned and franchise drive-in information, which we believe is useful in analyzing the growth of our brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

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SONIC Reports Year-End 2010 Results

October 19, 2010

SONIC CORP.

Unaudited Supplemental Information

(In thousands, except per share amounts)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2010	2009	2010	2009
Statement of Operations
Revenues:
Company-owned drive-in sales	$115,406	$128,402	$414,369	$567,436
Franchise drive-ins:
Franchise royalties	35,764	37,944	122,385	126,706
Franchise fees	816	1,634	2,752	5,006
Lease revenue	1,795	2,532	6,879	4,369
Other	1,291	1,320	4,541	2,765

	155,072	171,832	550,926	706,282

Costs and expenses:
Company-owned drive-ins:
Food and packaging	31,888	35,408	114,281	156,521
Payroll and other employee benefits	40,548	41,204	145,688	186,545
Other operating expenses	25,149	27,708	94,690	121,810

	97,585	104,320	354,659	464,876

Selling, general and administrative	16,295	14,476	66,847	63,358
Depreciation and amortization	10,657	11,062	42,615	48,064
Provision for impairment of long-lived assets	14,973	3,260	15,161	11,163

	139,510	133,118	479,282	587,461

Other operating income (expense)	(58)	1,991	(763)	12,507

Income from operations	15,504	40,705	70,881	131,328

Interest expense	8,281	10,018	36,707	43,457
(Gain) loss from early extinguishment of debt	—	—	314	(6,382)
Interest income	(204)	(334)	(948)	(1,418)

Net interest expense	8,077	9,684	36,073	35,657

Income before income taxes	7,427	31,021	34,808	95,671
Provision for income taxes	2,431	10,453	8,969	30,878

Net income - including noncontrolling interest	4,996	20,568	25,839	64,793
Net income - noncontrolling interest	341	3,681	4,630	15,351

Net income - attributable to Sonic Corp.	$4,655	$16,887	$21,209	$49,442

Net income per share attributable to Sonic Corp.:
Basic	$0.08	$0.28	$0.35	$0.81

Diluted	$0.08	$0.28	$0.34	$0.81

Weighted average shares used in calculation:
Basic	61,627	61,052	61,319	60,761

Diluted	61,706	61,377	61,576	61,238

In accordance with Accounting Standards Codification (ASC) Topic 810, “Consolidation,” net income (after tax) attributable to noncontrolling interest, previously referred to as Minority Interest in Earnings of Company-owned Drive-Ins and reported on a pre-tax basis under Costs and Expenses-Company-owned Drive-Ins, is now reported separately from the net income of the controlling interest also on a pre-tax basis. The change in presentation has no effect on the company’s reported net income.

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SONIC Reports Year-End 2010 Results

October 19, 2010

SONIC CORP.

Unaudited Supplemental Information

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2010	2009	2010	2009
Drive-Ins in Operation:
Company-owned:
Total at beginning of period	458	492	475	684
Opened	1	1	5	11
Acquired from (sold to) franchisees	—	(11)	(16)	(205)
Closed	(4)	(7)	(9)	(15)

Total at end of period	455	475	455	475

Franchise:
Total at beginning of period	3,112	3,034	3,069	2,791
Opened	24	40	80	130
Acquired from (sold to) company	—	11	16	205
Closed (net of reopening)	(19)	(16)	(48)	(57)

Total at end of period	3,117	3,069	3,117	3,069

System-wide:
Total at beginning of period	3,570	3,526	3,544	3,475
Opened	25	41	85	141
Closed (net of reopening)	(23)	(23)	(57)	(72)

Total at end of period	3,572	3,544	3,572	3,544

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SONIC Reports Year-End 2010 Results

October 19, 2010

SONIC CORP.

Unaudited Supplemental Information

($ in thousands)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2010	2009	2010	2009

Sales Analysis
Company-owned drive-ins:
Total sales	$115,406	$128,402	$414,369	$567,436
Average drive-in sales	251	265	893	954
Change in same-store sales	-6.1%	-5.3%	-8.8%	-6.4%

Franchise drive-ins:
Total sales	$910,675	$951,024	$3,205,507	$3,269,930
Average drive-in sales	295	312	1,043	1,122
Change in same-store sales	-6.4%	-4.4%	-7.6%	-3.9%

System-wide:
Change in total sales	-4.9%	0.1%	-5.7%	0.7%
Average drive-in sales	$289	$305	$1,023	$1,093
Change in same-store sales	-6.4%	-4.5%	-7.8%	-4.3%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

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SONIC Reports Year-End 2010 Results

October 19, 2010

SONIC CORP.

Unaudited Supplemental Information

($ in thousands)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2010	2009	2010	2009
Margin Analysis (percentage of Company-owned drive-in sales)
Company-owned drive-ins:
Food and packaging	27.6%	27.6%	27.6%	27.6%
Payroll and employee benefits	35.1%	32.1%	35.2%	32.9%
Other operating expenses	21.9%	21.6%	22.8%	21.4%

Cost of sales, as reported	84.6%	81.3%	85.6%	81.9%

Noncontrolling interest	0.3%	2.9%	1.1%	2.7%

Pro forma cost of sales, including noncontrolling interest	84.9%	84.2%	86.7%	84.6%

			Aug. 31, 2010	Aug. 31, 2009
Balance Sheet Data
Current assets			$133,928	$202,132
Property, equipment and capital leases, net			489,264	523,938
Total assets			737,320	849,041
Current liabilities, including capital lease obligations and long-term debt due within one year			118,608	117,319
Obligations under capital leases due after one year			32,872	36,516
Long-term debt due after one year			529,872	646,851
Total liabilities			714,755	851,393
Stockholders’ equity (deficit)			22,566	(2,352)

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